EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PAYPAL HOLDINGS, INC.

PayPal Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
FIRST. The name of the corporation is PayPal Holdings, Inc (the “Corporation”).
SECOND. The date of the filing of the Corporation’s original certificate of incorporation with the Secretary of State of the State of Delaware was January 30, 2015 (the “Initial Certificate of Incorporation”).
THIRD. The Initial Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 17, 2015 (the “Amended and Restated Certificate of Incorporation”).
FOURTH. The Amended and Restated Certificate of Incorporation is hereby amended to effect a change, as set forth below, pursuant to Section 242 of the General Corporation Law of the State of Delaware.

A.	The reference to “fifteen (15)” in the first sentence of Clause E(iii) of Article VI of the Amended and Restated Certificate of Incorporation is hereby deleted and replaced with “twenty (20)”.

FIFTH. The foregoing amendment to the Amended and Restated Certificate of Incorporation was authorized by a resolution of the Board of Directors on March 21, 2017 and by a vote of the stockholders of the Corporation on May 24, 2017.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by a duly authorized officer of the Corporation on this 24th day of May, 2017.

PAYPAL HOLDINGS, INC.

/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary